Welcome to the Everest REIT Investors website where you may Download, Print, or Read a complete copy of the Offering Materials in connection with our offer to purchase your sharer.

Please select from below:

Carey Watermark Investors Incorporated	[Name of other pending offer, if any]
For Offer documents, click here	For Offer documents, click here

To tender your shares, please read the Transfer Agreemegt Instructions carefully and return the completed Transfer Agreement to the following address:

Everest-Securities Processing Dept.

199 S. Los Robles Ave.

Suite 209

Pasadena, CA  91101

Email offers@everestreitinvestors.com or call 800 611-4613